UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                          FORM 8-K

                       CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange
                         Act of 1934



Date of Report:           August 2, 1995
                (Date of earliest event reported)



                    Allen Organ Company
   (Exact name of registrant as specified in its charter)



       Pennsylvania               0-275             23-1263194
(State or other jurisdiction   (Commission        (IRS Employer
    of incorporation)          File Number)     Identification No.)



150 Locust Street, P.O. Box 36, Macungie, Pennsylvania    18062-0036
    (Address of principal executive offices)              (Zip Code)



                           610-966-2200
          (Registrants telephone number, including area code)

Item 1-4  Not Applicable

Item 5    Other Events

          The Allen Organ Company (NASDAQ - AORGB) today announced that on August 1, 1995 it completed the purchase of the assets of VIR, Inc. and two related companies in exchange for $7,655,000. The purchase price was made up of 24,390 shares of Allen Organ stock valued at approximately $1,000,000, notes totaling $2,980,000 and
          $3,675,000 in cash. The company previously announced on June 7, 1995 that it had agreed in principle to make this purchase.

          Allen Organ is the worlds largest manufacturer of digital electronic church organs. Allen Organ
          Company also produces contract electronic assemblies. The company's 1994 annual sales were $28,842,789.

          VIR, Inc., Southampton, PA, is a fifteen-year-old company which designs, develops and manufactures proprietary products for the data communications industry, primarily main frame computer applications. The company's products are considered the most technologically advanced in the industry. The company's 1994 annual sales were $3,829,724.

          Eastern Research Inc., Moorestown, NJ, began its operations in January 1993. The company designs, manufactures and markets data communications hardware and software for local and wide area network applications. The company's 1994 annual sales were $1,440,728.

          Linear Switch Corporation, Moorestown, NJ, was founded in 1993. The company has developed a small, high speed data communications matrix switch capable of operating in a local or wide area network environment. Product manufacture and marketing have begun in 1995.

          Allen Organ Company believes that its state of the art manufacturing capabilities and capital structure will prove to be a compliment to these diverse high technology companies.

Item 6-8  Not Applicable

                         Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                                     ALLEN ORGAN COMPANY

Date:    August 2, 1995               STEVEN MARKOWITZ
                                   Steven Markowitz, President